Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

HIGHER ONE HOLDINGS, INC.

HIGHER ONE HOLDINGS, INC., a corporation organized under the laws of the State of Delaware, hereby certifies that this Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 14, 2008, and was amended and restated as of August 7, 2008 and August 26, 2008. This Amended and Restated Certificate of Incorporation amends and restates the Corporation’s Certificate of Incorporation in its entirety as follows:

Article I - Name

The name of the corporation (hereinafter referred to as the “Corporation”) is Higher One Holdings, Inc.

Article II - Agent

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.

Article III - Purpose

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any applicable successor thereto, as the same may be amended or supplemented from time to time (the “DGCL”).

Article IV - Stock

Section 1. Authorized Stock. The total number of shares of stock that the Corporation shall have authority to issue is 220,000,000 shares of capital stock, consisting of:

(a) 200,000,000 shares of common stock with a par value of $0.001 per share (the “Common Stock”); and

(b) 20,000,000 shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”).

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

Section 2. Preferred Stock.

Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designations, and powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of preferred stock prior to its issuance. Each such series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

Section 3. Common Stock.

(a) Voting. Except as otherwise expressly provided herein or required by law or the relevant Preferred Stock Designation of any class or series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall be entitled to one vote in respect of each share of Common Stock held thereby of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

(b) Dividends. Subject to applicable law, the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board of Directors may determine in its sole discretion, subject to any preferential dividend rights of outstanding Preferred Stock.

(c) Liquidation. Upon any liquidation, dissolution or winding up of the affairs of the Corporation and its subsidiaries, whether voluntary or involuntary (a “Liquidation Event”), after the payment or provision for payment of all debts and liabilities of the Corporation and all preferential amounts to which the holders of any outstanding class or series Preferred Stock may be entitled pursuant to the terms thereof with respect to the distribution of assets in liquidation, the holders of Common Stock shall be entitled to share ratably in the remaining assets of the Corporation available for distribution. The term “Liquidation Event” shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease or conveyance of all or a part of the Corporation’s assets.

(d) No Pre-Emptive Rights. No holder of shares of Common Stock shall be entitled to any pre-emptive, subscription, redemption or conversion rights.

Article V - Existence

The Corporation is to have perpetual existence.

Article VI - Board of Directors

Section 1. Number and Classification.

(a) Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than five individuals nor more than thirteen individuals (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

(b) Classes. From and after the date of the first meeting of the Board of Directors following the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, the directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of stockholders held in 2011, Class II directors for an initial term ending at the annual meeting of stockholders held in 2012 and Class III directors for an initial term ending at the annual meeting of stockholders held in 2013. At each annual meeting of stockholders beginning in 2011, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term.

(c) Written Ballot Required. Elections of directors at an annual or special meeting of stockholders shall be by written ballot.

(d) Preferred Stock Directors. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of this Article VI and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

Section 2. Vacancies and Newly Created Directorships. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification or removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Section 3. Removal. Subject to the rights of the holders of Preferred Stock, any Director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock.

Section 4. Amendment Repeal, Etc. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the shares of the Corporation entitled to vote for the election of directors shall be required to amend, alter or repeal, or to adopt any provision inconsistent with this Article VI.

Article VII - Liability of Directors and Officers and Certain Other Persons

Section 1. Elimination of Certain Liability of Directors. To the fullest extent authorized by the DGCL, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended

Section 2. Indemnification of Directors, Officers and Certain Other Persons. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify and advance expenses to any and all directors and officers of the corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section; provided, however, that except with respect to proceedings to enforce rights to indemnification, the Bylaws may provide that the Corporation shall indemnify any director or officer in connection with a proceeding (or a part thereof) initiated by such director, or officer only if such proceeding (or part thereof) was authorized by the Board of Directors.

The Corporation may, by action of the Board of Directors, provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.

Article VIII - Stockholder Action

Section 1. Actions at Meetings Duly Called; No Written Consents. Except as may be otherwise expressly provided, with respect to the holders of Preferred Stock, in any Preferred Stock Designation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

Section 2. Regulation of Stockholder Submissions. The Bylaws may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

Section 3. Special Meetings. Subject to the rights of the holders of Preferred Stock, special meetings of the stockholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the Chairman of the Board of Directors.

Article IX - Amendment of Certificate of Incorporation

Subject to any requirement of applicable law and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any outstanding series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.

Article X - Bylaws

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, make, alter, amend or repeal the Bylaws of the Corporation. The stockholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the stockholders, unless such action is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock.

Article XI - Section 203 of the DGCL

The Corporation expressly elects to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation of the Corporation has been executed by its duly authorized officer this [•] day of [•] 2010.

HIGHER ONE HOLDINGS, INC.

By:
[NAME] [TITLE]